Exhibit 10.7

Docusign Envelope ID: B1645654-6345-4E07-8A43-0784AD12B5C9

Lachman
CONSULTANTS
Experience. Excellence.™

CONSULTING AGREEMENT BETWEEN
LACHMAN CONSULTANT SERVICES, INC.
AND
CS DIAGNOSTICS CORP., ON BEHALF OF ITSELF AND ITS AFFILIATES

This Consulting Services Agreement (Agreement) is effective as of March 5, 2025, by and between CS DIAGNOSTICS CORP., on behalf of itself and its affiliates, having an address at Stresemannallee 4b, Neuss 41460, Germany, (hereinafter referred to as CS DIAGNOSTICS) and LACHMAN CONSULTANT SERVICES, INC., having an address at 1600 Stewart Avenue, Suite 604, Westbury, NY 11590, USA, (hereinafter referred to as LACHMAN). CS DIAGNOSTICS wishes to engage LACHMAN and LACHMAN wishes to perform such consulting services as set forth in the Statement of Work(s) (SOWs) and/or proposals attached as Exhibit A to this Agreement, and any other SOW(s) and/or proposal(s) agreed to by the parties, or as otherwise mutually agreed by the parties, but nonetheless subject to the terms set forth under this Agreement.

CS DIAGNOSTICS agrees that LACHMAN will serve as a consultant to CS DIAGNOSTICS on an hourly basis. Consulting services are based upon hourly rates charged for the Consulting Time of LACHMAN's consultants and management that work on matters for or on behalf of CS DIAGNOSTICS. "Consulting Time" is defined as services performed and any associated travel time. The current standard rates for LACHMAN consultants range between $325 and $425 per hour per consultant and the current standard rates for LACHMAN's management range between $450 and $550 per hour. Notwithstanding the above, special rates may apply for work performed by consultants with specialized subject matter skills and/or experience. A Management Review and Oversight Fee in the amount equal to 20% of project hours billed at the applicable management rate will be charged on a monthly basis based upon the actual consultant project hours incurred monthly, which covers management review and oversight and other associated project related charges. An initial advanced deposit of $12,500 will be invoiced to CS DIAGNOSTICS upon signing of this Agreement, with additional deposits required from time to time as agreed to by the parties in writing based upon applicable SOW(s) and/or proposal(s). Such deposit(s) will be applied directly to future consulting services.

Invoices containing a detailed accounting of consulting time and all related expenses will be provided to CS DIAGNOSTICS. The current per diem allowance for meals and telephone expenses is $100 per consultant for travel within the U.S. and $120 per consultant for International travel. Payment terms for all invoices are net fifteen (15) days. Failure to object in writing to any invoice within fifteen (15) days from the date of mailing shall be deemed an acknowledgment of the amount owed. Any amounts not paid when due will accrue interest at the rate of 1% per month. In the event LACHMAN commences an action or proceeding to collect amounts due hereunder, CS DIAGNOSTICS shall pay LACHMAN its costs and expenses, including attorneys' fees, in connection therewith.

CS DIAGNOSTICS and LACHMAN are parties to that certain Confidential Disclosure Agreement dated as of February 13, 2025 (the "CDA"), the terms of which are hereby incorporated herein by reference. The parties agree that the CDA shall govern the use and disclosure of Confidential Information (as defined in the CDA) in connection with this Agreement. The term of the CDA shall be deemed extended, as necessary, to be coterminous with this Agreement and the provisions thereof shall survive any expiration or termination of this Agreement for the period set forth in Section 7(e) thereof.

This Agreement is for a maximum of two (2) years commencing on March 5, 2025. In order to maintain continuity and avoid delay to on-going projects, unless otherwise specified, services will not cease awaiting future renewal of this Agreement. The hourly rates provided for in this Agreement will be guaranteed for two (2) years from the date hereof, thereafter, such rates will be at the then-prevailing hourly rate. The terms of this Agreement will continue until a renewal of the Agreement is signed.

1

1600 Stewart Ave, Suite 604, Westbury, NY 11590 | T: 516-222-6222 | F: 516-683-1887 | lachmanconsultants.com

2 CS DIAGNOSTICS agrees that during the term of this Agreement and for a period of two (2) years after the expiration of this Agreement, it will not, without the prior written consent of LACHMAN, solicit, hire, contract with nor engage the services of any consultant of LACHMAN. This Agreement supersedes all prior agreements, written or oral, between the parties relating to the subject matter of this Agreement. This Agreement may not be modified, amended or discharged, in whole or in part, except by an agreement in writing signed by the parties. If any provision in this Agreement shall be found or be held to be invalid or unenforceable in any jurisdiction in which this Agreement is being performed, then the meaning of said provision shall be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement which shall remain in full force and effect. LACHMAN makes no representations and/or warranties, express or implied, with respect to the services or the results thereof. This Agreement shall be construed and interpreted in accordance with the laws of the State of New York, United States, without regard to its conflicts of law principles. The parties further specifically agree that any action or proceeding arising out of or in connection with this Agreement will be commenced in the federal or state courts located in the County of New York in the State of New York, United States, which shall have exclusive jurisdiction thereof. Each party hereto irrevocably consents to the personal jurisdiction of such courts in the State of New York. The undersigned representative of each party represents and warrants that he/she has the authority to sign this Agreement on behalf of such party and such party's affiliates. Each party represents and warrants to the other that this Agreement has been authorized and is a valid and legal agreement binding on such party and its affiliates and is enforceable in accordance with its terms. Signatures sent by fax machine or electronic means shall be deemed original signatures of the parties, and this Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. AGREED TO BY: LACHMAN CONSULTANT SERVICES, INC. CS DIAGNOSTICS CORP., on behalf of itself and its affiliates Signature:___________________________ ___________________________________ David B. Petshaft, Esq. Name: (print)_________________________ Chief Legal and Financial Officer Title:_______________________________ Agreement #: A 3/25-1 Mohammad EsSayedGroup Chief Financial OfficerDocusign Envelope ID: B1645654-6345-4E07-8A43-0784AD12B5C9

3 EXHIBIT A Docusign Envelope ID: B1645654-6345-4E07-8A43-0784AD12B5C9